Exhibit 10.10

EXECUTION COPY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into and shall be effective as of the later of (a) the effectiveness of NDS Group Holdings Limited’s (“NDS Holdings”) registration statement on Form F-1 filed with the U.S. Securities and Exchange Commissions on                     , 20__, as amended, and (b) the common shares of NDS Holdings being listed or approved for listing upon notice of issuance of the New York Stock Exchange (the “Effective Date”), by and

BETWEEN:

(1)	NDS Technologies Israel Ltd. (the “Company”)

and

(2)	Raffi Kesten (“You”).

You and the Company are parties to a certain Employment Agreement dated March 4, 1996, as amended October 20, 2002, and as subsequently amended June 22, 2004 (the “Original Agreement”). The Company desires to amend and restate the Original Agreement to modify certain terms and conditions set forth therein. The terms and conditions of the Agreement are as follow:

1.	EMPLOYEE HANDBOOK

1.1	The Company’s Employee Handbook contains certain information, policies and regulations that relate to your employment but do not have contractual effect (unless otherwise specified). The non-contractual aspects of the Handbook may be amended from time to time.

2.	JOB TITLE AND DUTIES AND OBLIGATIONS

2.1	You will be employed by the Company in the position of Senior Vice President and Chief Operating Officer of NDS Holdings.

The Company may alter, at its absolute discretion, your aforesaid position.

2.2	You are obligated to perform your tasks with devotion and loyalty to the Company, and to dedicate your time and capabilities to performing your tasks in the Company.

2.3	You are obliged to inform, immediately and without delay, the manager of your department and/or the director of human resources, or the person appointed by them, about any matter or subject as to which you believe, or a likelihood exists, that you have or will have a personal interest and/or is a conflict of interest with your position in the Company and your obligations pursuant to this Agreement.

2.4	You undertake not to receive, either by yourself or by a person on your behalf, any monetary payment or other benefit from any person with whom you came in contact by virtue of performing your tasks in the Company.

2.5	You declare that you are not subject to any limitation, pursuant to an agreement or otherwise, that restricts you from entering into this Agreement and/or from being employed in the Company in accordance with the terms of this Agreement, and that you are entitled to enter into this Agreement and undertake all the obligations set forth herein.

2.6	You undertake to sign the Letter of Undertaking to Maintain Confidentiality, attached as Appendix A to this Agreement. For the avoidance of doubt, it is hereby clarified that Appendix A constitutes an integral part of this Agreement, and signing it constitutes a condition precedent for fulfillment of the entire Agreement.

2.7	You declare that you are aware that this Agreement will apply to your employment in the Company effective as of the Effective Date and that it replaces all Agreements, understandings, consensual arrangements, and the like that preceded it, unless otherwise stated in this Agreement.

2.8	You undertake to act in accordance with the Company’s policies, as amended from time to time.

2.9	You consent to the transfer of any information concerning you and held by the Company to a database located abroad and to third parties generally, as is reasonable for business purposes or in pursuit of the Company’s legitimate business interests.

2.10

You consent and confirm, that the Company’s systems, including (but not limited to) the telephones, computers, internet and electronic information systems, whether under your direct and/or exclusive control (the “Systems”) and all the data that is recorded on and/or transferred by means of the Systems constitute part of the exclusive property of the Company, and are intended to serve the business of the Company only. Notwithstanding the aforesaid, the Company permits you to use the Systems for your personal use provided that your use thereof is reasonable and does not impact on your fulfilling of your position with the Company. All of the above is subject to the Company’s policy regarding the use of the Systems and the law relating thereto, as amended from time to time. You declare and undertake that you are aware of, and agree to, that the Company is entitled to check at any time and without prior notice, all data recorded, transferred or received using the Systems, and you hereby waive any claim relating to the Company’s use of this right.

3.	PAY AND ACCOMPANYING BENEFITS

Your monthly salary is set forth in Appendix B, which is attached to this Agreement and constitutes an integral part hereof. Likewise, you are entitled to social benefits as set forth in Appendix B. The Company reserves the right to deduct from your salary at any time during your employment or on its termination any sums that you may owe to the Company or for which you are liable to the Company such as any overpayments, loans, or advances made to you by the Company or the cost to the Company of any damage or loss caused by you to the Company, all subject to applicable law.

4.	INTELLECTUAL PROPERTY

Your declarations and undertakings pertaining to intellectual property rights are set forth in Appendix C, which is annexed to this Agreement and constitutes an integral part hereof.

5.	TERMINATION OF EMPLOYMENT

5.1	Subject to the provisions below, the length of notice you are obliged to give the Company to terminate your employment will be 12 months and the length of notice you are entitled to receive from the Company to terminate your employment will be 12 months. Notice must always be given in writing and may be given at any time.

5.2	The Company may at any time by notice in writing terminate your employment for Cause (as defined in this clause 5.2) with immediate effect and without payment in lieu of notice or compensation. Notwithstanding the generality of the above, statutory severance pay may only be denied in circumstances allowing such denial under applicable law.

For the purposes of this Agreement, the Company shall have cause (“Cause”) to terminate your employment if:

(a)	you commit any gross, serious or repeated default or misconduct or gross, serious or persistent incompetence or neglect of duties or any other breach of this Agreement, in each case after written warning

(b)	you commit fraud, theft, embezzlement or dishonesty, whether committed before or after the date of employment, if such conduct could reasonably damage the Company or an Associated Company economically or damage its reputation

(c)	your use of drugs or alcohol interferes with your ability to effectively carry out your duties

(d)	you refuse or neglect to comply with any reasonable and lawful orders given to you by the CEO and/or majority of the Board

(e)	you breach any material term of this Agreement

(f)	you behave in a manner (whether on or off duty) which, in the reasonable opinion of the Company, is likely to bring the Company or an Associated Company into disrepute or materially prejudices the interests of the Company or an Associated Company, or which seriously impairs your ability to perform your duties, or you commit any act of dishonesty, whether relating to the Company or otherwise

(g)	you are convicted of a criminal offence, except one that the Company does not consider to affect your position as its employee

(h)	you are disqualified from holding a valid driving license and unable to arrange transport (at no cost to the Company) to allow you to carry out your duties under this Agreement

5.3	The Company may at any time by notice in writing terminate your employment as a result of a Disability (as defined in this clause 5.3) upon giving you the statutory minimum period of notice. For the purposes of this Agreement, you will be considered to have a “Disability” if:

(a)	you have been unable to perform your duties due to sickness or injury for at least 26 weeks in aggregate in any period of 52 consecutive weeks. This will be calculated pro rata for Part-time employees. This does not prevent the Company from dismissing you by giving you your usual period of notice, after shorter periods of absence

(b)	you become of unsound mind or a patient for the purposes of any statute relating to mental health.

5.4	If you become entitled to damages for wrongful dismissal, the following will be offset against any damages due from the Company, all subject to applicable law:

(a)	any redundancy payment or ex gratia payment made by the Company to you

(b)	any payment the Company makes to you pursuant to an award or settlement of an unfair dismissal claim or any other statutory employment law claim

(c)	any remuneration and benefits that you may receive from any third party under a contract for service, or any fees and benefits that you may receive from a third party under a contract for services, or any pension payments that you may receive, or any payments that you may receive under any insurance policy as a result of the termination of your employment, in all cases during the period that would have been your contractual notice period had you been given your contractual notice of termination of your employment by the Company and

(d)	any other payment whether ex gratia or otherwise and/or any other benefit that you may receive by virtue of or arising out of the termination of your employment, including a statutory benefit during the period that would have been your contractual notice period had you been given your contractual notice of termination of your employment by the Company.

5.5	During part or all of your notice period, the Company reserves the right to require you to perform work that does not normally form part of your duties, to undertake special projects, to work from home or not to attend work at all. During any such period when you are not required to work during your notice period, you will remain an employee of the Company. You will continue to receive your basic salary and any other entitlements and continue to be bound by all terms of this contract.

5.6	On serving notice for any reason to terminate your employment or at any time during the notice period (whether notice was served by you or the Company), the Company may, in its absolute discretion, terminate your employment immediately and continue to pay you your basic salary in respect of the notice period (or the remaining part thereof) in lieu of notice (at the rate then current). In addition, the Company would maintain in place all benefits that you would have then been entitled to during the notice period (or the remaining unexpired part thereof) or, in its discretion and, to the extent permitted under clause 9.1, make a payment in lieu of such benefits representing their value.

5.7	If at any time your employment is terminated in connection with any reconstruction or amalgamation of the Company, whether by winding up or otherwise and you receive an offer on terms which (considered in their entirety) are no less favorable to any material extent than the terms of this Agreement from a company involved in or resulting from such reconstruction or amalgamation, you shall have no claim whatsoever against the Company or any Associated Company, or any such company involved in or resulting from such reconstruction or amalgamation, arising out of or connected with such termination.

5.8	At the end of your employment for whatever reason or in the event of either party giving notice to terminate your employment hereunder, you must on request resign any directorships or other offices held by you in the Company or any Associated Company or by virtue of your employment and transfer to the company or as the Company may direct any shares or other securities held by you as nominee or trustee for the Company or any Associated Company without payment in either case. If you fail to do so within 7 days of request, the Company is hereby irrevocably authorized to appoint a person in your name and on your behalf to execute any documents or do any things necessary for such purpose(s).

5.9	After termination of your employment, you will not make any untrue or misleading statement about the Company, or its officers or employees or represent yourself as being employed by or connected with the Company.

5.10	Termination of this Agreement will not affect any provisions that are intended to operate after termination and will be without prejudice to any right the Company may have in respect of any breach by you.

6.	RESTRICTIVE COVENANTS

6.1	Without the prior written permission of the Company (such consent to be withheld only so far as may be reasonably necessary to protect the legitimate interests of the Company), you agree that you will not, in competition with the business being carried on by the Company with which you were concerned at any time during the 6 months prior to the termination of your employment and whether on your own account or for any other Person directly or indirectly within any country in which the Company has a substantial commercial presence

(a)	For 6 months after the termination of your employment, solicit or endeavor to entice away from the Company, any Client or Potential Client with whom or which you had material personal dealings in the course of your employment at any time in the 6 months prior to the termination of your employment

(b)	For 6 months after the termination of your employment, accept orders from or have any business dealings with any Client or Potential Client with whom or which you had material personal dealings in the course of your employment at any time in the 6 months prior to the termination of your employment

(c)	For 6 months after the termination of your employment, solicit or endeavor to entice away from the Company or employ or procure the employment of any person who was as at the termination of your employment employed by the Company in a senior capacity and who had been so employed during the 6 months prior to the termination of your employment and over whom you had personal influence or management responsibility or with whom you had regular day to day business contact during the 6 months prior to the termination of your employment

(d)	For 6 months after the termination of your employment, interfere with the supply of services or materials or goods to the Company by any Person who makes supply of such services, goods or materials to the Company at the termination of your employment or during the 6 months prior to the termination of your employment.

6.2

Without the prior written permission of the Company (such consent to be withheld only so far as may be reasonably necessary to protect the legitimate interests of the Company), you agree that you will not, for a period of 6 months after the termination of your employment, within any country in which the

Company has a substantial commercial presence, whether on your own account or for any other Person, directly or indirectly, be engaged or interested (whether as principal, partner, officer, servant, agent, consultant or controller of any shares or debentures) in any business in competition with the business being carried on by the Company in which you were materially concerned in the course of your employment in the 6 months prior to the termination of your employment (always accepting that, after the termination of your employment, nothing in this clause or Agreement shall prevent you becoming a registered holder of not more than 3% of any class of publicly quoted securities of any company).

6.3	If the Company should exercise its right to request that you not attend work during the prior notice period (as described in clause 5.1) or any portion thereof, the periods of the restraints imposed on you will be reduced by the length of the prior notice period during which you were requested not to work.

6.4	You agree that you will not, at any time after the termination of your employment, make use of any corporate or business name that is identical to or similar with or likely to be confused with the corporate name(s) and/or business names of the Company or in any way hold yourself out as being connected with the Company.

6.5	If at any time during your employment you are directly or indirectly approached or solicited by any person with a view to or with the intention of your taking up employment or entering into some other business relationship, whether directly or indirectly, with any Person who or which is involved in a business that is competitive with the current or then contemplated business of the Company, you shall disclose that fact and the names of the parties involved immediately to a Director of the Company. Otherwise you will refrain from disclosure to any other Person.

6.6	If at any time during your employment or thereafter during the currency of any restriction in this clause, you are directly or indirectly approached or solicited by any Person with a view to or with the intention of your taking up employment or entering into some other business relationship, whether directly or indirectly, with any Person who or which is involved in a business that is competitive with the current or then contemplated business of the Company, you shall immediately draw the provisions of this clause to the attention of the Person who so directly or indirectly approached or solicited you.

6.7	Any reference to the Company and to the Company’s trade or business shall be deemed to also refer to any Associated Company on behalf of which you have carried out duties during the 6 months prior to the termination of your employment and its trade or business and/or to apply to it as if the words were repeated by reference to such company and you hereby undertake to execute any further documents that the Company may require to confirm this.

You acknowledge that:

(a)	each of the foregoing sub-clauses of this clause constitute an entirely separate and independent restriction on you;

(b)	whilst at the date of this Agreement the duration, extent and application of each of the restrictions are considered by the parties no greater than is necessary for the protection of the Company’s interests and reasonable in all the circumstances it is acknowledged that restrictions of such a nature may become invalid because of changing circumstances, and accordingly, if any of the restrictions shall be adjudged to be void or ineffective for whatever reason but would be adjudged to be valid and effective if part of the wording thereof were deleted or the periods thereof reduced or the area thereof reduced in scope, they shall apply with such modifications as may be necessary to make them valid and effective; and

(c)	before entering into this Agreement, you had the opportunity to obtain legal advice.

6.8	You hereby acknowledge that your undertakings under this Section 6 are reasonable in light of: (i) your senior position in the Company; (ii) the scope of your duties and responsibilities within the Company; and (iii) the nature of the Company’s and its affiliates’ business. For the removal of any doubt, the compensation to which you are entitled under this Agreement has been calculated to include special consideration for your undertakings in this Section 6.

7.	DUTY TO DELIVER PAPERS

Upon termination of your employment (for whatever reason) you shall deliver to the Company or its authorized representative all correspondence documents, specifications, papers and property which are in your possession or under your control, and which relate in any way to the business. No copies shall be retained by you.

8.	EFFECT OF TERMINATION

The termination of your employment shall be without prejudice to any right the Company or you may have in respect of any breach by you or by the Company, as the case may be, of any of the provisions of this Agreement which may have occurred prior to such termination.

9.	SECTION 409A U.S. INTERNAL REVENUE CODE OF 1986

9.1	Anything in this Agreement to the contrary notwithstanding:

(a)	In the event that as of your termination date (other than due to death) you are a “specified employee” within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your termination date, with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Code, for the month in which payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on you under Section 409A of the Code. All subsequent amounts or benefits that are deferred compensation subject to Section 409A of the Code (“Deferred Compensation”), if any, will be payable in accordance with the regular payment schedule applicable to each such payment or benefit. Notwithstanding anything herein to the contrary, if you die following your date of termination but prior to the six month anniversary of your date of termination, then any payments delayed in accordance with this clause will be paid in a lump sum as soon as administratively practicable (but not more than 90 days) after the date of your death and all other Deferred Compensation will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations;

(b)	Deferred Compensation otherwise payable or provided pursuant to this Agreement, which is paid upon your termination of employment, shall be paid only with respect to a termination of employment that constitutes a “separation from service” within the meaning of Section 409A of the Code;

(c)	To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to you under this Agreement shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one year may not affect amounts reimbursable or provided in any subsequent year; and

(d)	This Agreement is intended to comply with the requirements of Section 409A of the Code so that no Deferred Compensation provided hereunder will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to so comply.

10.	EXCLUSIVITY OF SERVICE

10.1	You are required to devote your full time, attention, and abilities to your employment, and to act in the best interests of the Company at all times. For this reason, during the term of your employment, you must not, without the Company’s prior written consent (such consent not to be unreasonably withheld), engage or be concerned or interested directly or indirectly in any other trade, business or occupation, including as director, shareholder, principal, consultant, agent, partner or employee of any other person, firm or company (except that you may hold for investment securities that do not exceed 3% in nominal value of the issued share capital or stock of any class of any company quoted on a recognized stock exchange, and continue your involvement in JVP Consulting (Israel) Limited as a partner and in EPOS Development Limited as a board member).

11.	GRIEVANCE PROCEDURES

11.1	You should refer any grievance to the Board. Any grievance procedure carried out does not form part of the terms and conditions of your employment.

12.	FURTHER PARTICULARS

12.1	There are no terms applying to this Agreement that relate to the following:

(a)	The period for which the employment is intended to continue or the date when it is to end.

(b)	This Agreement is personal and unique which constitutes the entire agreement between yourself and the Company, and exclusively and exhaustively determines the terms of your employment by the Company. Unless otherwise specifically stipulated herein or required by law, no terms of any agreement or arrangement, be it personal or collective, general or specific, or extension order will apply to either you or the Company, and you will not be entitled to any payment, right or benefit, which are not specifically mentioned in this agreement.

12.2	The terms of this agreement constitute all the terms of your contract of employment with the Company. This Agreement supersedes with effect from the Effective Date all terms previously agreed between you and the Company.

12.3	You agree that you are not entering into this Agreement in reliance on any representation, warranty or undertaking that is not contained in this Agreement.

12.4	You warrant to the Company that you are not subject to any restriction that will or might affect your ability to comply fully with the terms of this Agreement.

12.5	Any notice given under this Agreement will be properly served if it is handed to you or posted to your last known residential address or if it is delivered by hand to or posted to the main place of business of the Company and marked for your attention. Letters delivered by hand will be deemed to have been served when so delivered. Letters posted by first class post will be deemed to have been served on the second day after posting.

12.6	Any delay on the part of the Company in acting on any breach by you of this contract shall not waive the Company’s rights in respect of the breach.

12.7	No person (other than an Associated Company) who is not a party to this Agreement has or shall have any rights to enforce any term of this Agreement and no consent of any third party shall be required to any cancellations or variations of this Agreement.

12.8	This Agreement may be executed in any number of counterparts, including facsimiles, each of which is an original and all of which together evidence the same agreement.

12.9	The terms and conditions contained in this Agreement, and any subsequent revisions, shall be governed by and construed in accordance with the laws of Israel.

13.	DEFINITIONS

In this Agreement, any reference to:

13.1	“Associated Company”: means the Company or any Company which is a holding company or a subsidiary of the Company, or a subsidiary of the Company’s holding company

13.2	“Board”: is to the board of directors of NDS Holdings

13.3	“Client”: is to any Person who or which has placed business with the Company over the previous 6 months

13.4	“Person”: includes an individual, firm, corporation, association, venture, enterprise, business or any other organization or entity however it is constituted

13.5	“Potential Client”: is to any Person at which or to whom the Company has targeted the marketing of its products or services over the previous 6 months and/or any Person who the Company has identified for the targeting of the marketing of its products or services over the previous 6 months

13.6	any example given after the words “such as” is given without limitation.

[signature page follows]

AS WITNESS whereof the parties have hereunto set their hands the day and year first before written.

Signed	/s/ Bruce Chizen
Bruce Chizen Director of NDS Group Limited and Compensation Committee Chair (For the Company)

Dated: December 7, 2011

I acknowledge receipt of these terms and conditions of employment and confirm my agreement that such terms and conditions constitute my revised contract of employment with the Company with effect from the Effective Date.

Signed	/s/ Raffi Kesten
Raffi Kesten

Dated: December 7, 2011